Advaxis Appoints Tom Ridge, America’s First Secretary of Homeland Security and
43rd Governor of Pennsylvania, to Board of Directors

PRINCETON, N.J., August 13, 2015 — Advaxis, Inc. (NASDAQ:ADXS), a clinical-stage biotechnology company developing cancer immunotherapies, announced the appointment of The Honorable Tom Ridge, the first Secretary of the U.S. Department of Homeland Security and 43rd Governor of Pennsylvania, to the Company’s Board of Directors.

“We are very excited to have Governor Ridge join Advaxis’s Board of Directors,” said Daniel J. O'Connor, President and Chief Executive Officer of Advaxis. “Tom’s extensive experience and leadership in both the private and public sector, plus his background in strategic business development and executive guidance, will be an invaluable asset to the Board as we continue to grow and expand development of our Lm Technology™ cancer immunotherapy platform.”

Gov. Ridge currently serves as Chief Executive Officer of Ridge Global, offering clients comprehensive risk evaluation to decrease security risks, with a specific emphasis on helping organizations become cyber resilient.

Gov. Ridge holds a degree from Harvard College and a law degree from Penn State University - Dickinson Law, and has been awarded honorary degrees and awards from many national and international academic institutions. He is a past recipient of the Biotechnology Industry Organization’s “Outstanding Governor of the Year Award” in recognition of his leadership in making Pennsylvania a biotech destination for employers.

About Advaxis, Inc.

Located in Princeton, N.J., Advaxis, Inc. is a clinical-stage biotechnology company developing multiple cancer immunotherapies based on its proprietary Lm Technology™. The Lm Technology™, using bioengineered live attenuated Listeria monocytogenes bacteria, is the only known cancer immunotherapy agent shown in preclinical studies to both generate cancer fighting T-cells directed against a cancer antigen and neutralize Tregs and myeloid-derived suppressor cells (MDSCs), that protect the tumor microenvironment from immunologic attack and contribute to tumor growth. Advaxis's lead Lm Technology™ immunotherapy, ADXS-HPV, targets human papillomavirus (HPV)-associated cancers and is in clinical trials for three potential indications: Phase 2 in invasive cervical cancer, Phase 1/2 in head and neck cancer, and Phase 1/2 in anal cancer. The U.S. Food and Drug Administration (FDA) has granted ADXS-HPV orphan drug designation for each of these three clinical settings. For additional information on Advaxis, visit www.advaxis.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Forward-Looking Statements

This news release contains forward-looking statements, including, but not limited to: statements regarding Advaxis’s ability to develop the next generation of cancer immunotherapies; and the safety and efficacy of Advaxis’s proprietary immunotherapy, ADXS-HPV. These forward-looking statements are subject to a number of risks, including the risk factors set forth from time to time in Advaxis’s SEC filings, including but not limited to its report on Form 10-K for the fiscal year ended October 31, 2014, which is available at http://www.sec.gov. Advaxis undertakes no obligation to publicly release the result of any revision to these forward-looking statements, which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. You are cautioned not to place undue reliance on any forward-looking statements.

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CONTACTS:

Company:

Advaxis, Inc.

Greg Mayes, Executive Vice President and COO

mayes@advaxis.com

609.452.9813 ext. 102

Media Contact:

JPA Health Communications

Carolyn Sobczyk

carolyn@jpa.com

402.718.3974